Exhibit 16.1

January 4, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  CHINESE MANUFACTURERS ONLINE CORP.

This is to confirm that the client-auditor relationship between Chinese Manufacturers Online Corp, Inc. (formerly 4308, Inc.) and Gately & Associates, LLC ceased as of November 14, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including October 31, 2006.  For the period from inception to September 30, 2006, and from the subsequent interim period from September 30, 2007 through Gately & Associates, LLC’s dismissal on November 14, 2007, there has been no disagreement between the Company and Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Chinese Manufacturers Online Corp., Inc.’s  Amended Form 8K dated and filed with the Securities and Exchange Commission on January 4, 2008, including Item 4.01(1) therein,  and I am in agreement with the statements contained therein.

GATELY & ASSOCIATES, LLC

/s/ Gately & Associates, LLC

January 4, 2008